Exhibit 99.1

	Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
38 Corporate Circle
Albany, NY 12203
www.twec.com		NEWS RELEASEE

TRANS WORLD ENTERTAINMENT ANNOUNCES FIRST QUARTER RESULTS

Total Revenue increased 35% driven by the etailz segment

Albany, NY, May 22, 2017-- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its first quarter ended April 29, 2017.

“Driven by the acquisition of etailz, total revenue for the quarter increased 35%. The increase in revenue highlights the digital diversification of the Company. We continue to focus on the growth potential of the primary etailz enterprise, the reinvention and stabilization of the fye brand, and the synergies afforded by the combination of the two,” commented Mike Feurer, Company CEO.

First Quarter Overview - Consolidated

•	In October 2016, the Company acquired etailz, Inc., a leading digital marketplace retailer. Results for etailz are included in the consolidated results for the first quarter of fiscal 2017.

•	Total revenue increased 35% to $102.0 million compared to $75.7 million in the first quarter of fiscal 2016, as $37.0 million in revenue from etailz more than offset a $10.8 million decline in fye revenue.

•	Net income was $3.5 million, or $0.10 per diluted share, for the 13 weeks ended April 29, 2017, compared to $27 thousand, or $0.00 per diluted share for same period last year. During the quarter, the Company recorded an $8.8 million gain on insurance proceeds for corporate owned life insurance policies on the former Chairman.

•	Operating loss was $5.2 million compared to operating loss of $0.7 million for the first quarter of fiscal 2016, as income from etailz was more than offset by losses in the fye segment and $1.9 million in acquisition related amortization and compensation expense recorded in the first quarter.

•	Adjusted EBITDA (a non-GAAP measure) was a loss of $1.1 million compared to income of $0.8 million for the first quarter of fiscal 2016 (see note 1).

•	Cash and cash equivalents as of April 29, 2017 was $15.8 million, compared to $90.9 million at April 30, 2016. The primary uses of cash were related to the acquisition of etailz and investments in new and remodeled stores opened in fiscal 2016.

Segment Highlights

TRANS WORLD ENTERTAINMENT CORPORATION

Segment Reporting

	Thirteen Weeks Ended April 29, 2017	Thirteen Weeks Ended April 30, 2016
Total Revenue
fye	$64,944	$75,730
etailz	37,023	-
Total Company	$101,967	$75,730

Gross Profit
fye	$26,910	$30,826
etailz	9,395	-
Total Company	$36,305	$30,826

Loss From Operations
fye	$(4,386)	$(685)
etailz	(821)	-
Total Company	$(5,207)	$(685)

Reconciliation of etailz Loss from Operations to etailz Adjusted Income From Operations (2)
etailz Loss From Operations	$(821)	$-
Acquisition related amortization and compensation expense	1,880	-
etailz Adjusted Income From Operations	$1,059	$-

First Quarter Overview - fye

•	The fye segment recorded an operating loss of $4.4 million for the 13 weeks ended April 29, 2017, compared to a loss of $0.7 million for same period last year.

•	Total revenue declined 14.2% for the fye segment. Comparable store sales declined 9.4% compared to the same quarter last year, as a comp increase of 10% in lifestyle categories was offset by a 19% decline in heritage media categories. Lifestyle categories represented 32% of revenues for first quarter as compared to 26% in the same period last year.

•	Gross profit for the first quarter was $26.9 million, or 41.4% of revenue, compared to $30.8 million, or 40.7% of revenue, for the same period last year. The increase in gross margin as a percentage of revenue was due to better costing and price management.

•	Selling, general and administrative (“SG&A”) expenses decreased $1.0 million, or 3.2%, for the first quarter to $29.1 million, or 44.8% of revenue, compared to $30.0 million, or
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39.7% of fye revenue, for the same period last year. The decline in SG&A expenses was due to fewer stores in operation. The increase in SG&A as a percentage of revenue was due to the comp sales decline and expenses to support the upgrading of the Company’s digital foundation, including the re-platforming of fye.com.

Mr. Feurer added, “We again experienced double digit growth in our lifestyle categories. Our fye stores continue to offer a unique platform for media, entertainment and pop culture for our customers, brands and partners. However, we were impacted by the well-publicized negative mall traffic trends and the continued expected disruption in our heritage physical media categories. I expect these headwinds in the mall environment to persist to some degree. Further, we were impacted by the delay of federal tax refund checks in the month of February, which was down 19%. March and April saw improved trends in both traffic and sales.”

First Quarter Overview - etailz

•	Comparisons to the prior year for the etailz segment represent the unconsolidated performance of etailz for the first quarter of 2016.

•	etailz Adjusted Income from Operations was $1.1 million for the first quarter, a 16% increase as compared to the first quarter of 2016.

•	Total revenue for the first quarter was $37.0 million, a 39% increase as compared to the first quarter of 2016. etailz revenue contributed 36% of total revenue during the quarter.

•	Total gross profit for the first quarter was $9.4 million, or 25.4% of sales.

•	Total SG&A expenses for the first quarter were $8.3 million, or 22.7% of sales.

Trans World will host a teleconference call Monday, May 22, 2017, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

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TRANS WORLD ENTERTAINMENT CORPORATION

Condensed Consolidated Financial Results

STATEMENTS OF OPERATIONS:

(in thousands, except per share data)

	Fiscal Quarter Ended
	April 29,	% to	April 30,	% to
	2017	Revenue	2016	Revenue

Net sales	$100,752		$74,768
Other revenue	1,215		962
Total revenue	$101,967		$75,730

Cost of sales	65,662	64.4%	44,904	59.3%
Gross profit	36,305	35.6%	30,826	40.7%

Selling, general and administrative expenses	38,289	37.6%	30,048	39.7%

Depreciation and amortization	3,223	3.2%	1,463	1.9%
Loss from operations	(5,207)	-5.1%	(685)	-0.9%

Interest expense	56	0.1%	173	0.2%
Other income	(8,850)	-8.7%	(932)	-1.2%

Income before income taxes	3,587	3.5%	74	0.1%
Income tax expense	54	0.1%	47	0.1%

Net income	$3,533	3.4%	$27	0.0%

Basic income per common share	$0.10		$0.00

Weighted average number of common shares outstanding - basic	36,177		30,761

Diluted income per share	$0.10		$0.00

Weighted average number of common shares outstanding - diluted	36,214		30,930

SELECTED BALANCE SHEET CAPTIONS:	April 29,		April 30,
(in thousands, except store data)	2017		2016

Cash and cash equivalents	$15,803		$90,856
Merchandise inventory	127,509		116,648
Fixed assets (net)	44,787		33,198
Accounts payable	40,562		40,903
Borrowings under line of credit	-		-

Stores in operation, end of period	273		290

Notes:

1.	Reconciliation of net income to adjusted EBITDA:

Adjusted EBITDA is defined as net income, adjusted to exclude: (i) income tax; (ii) other expense (income), including gain on sale of investments and gain from insurance proceeds; (iii) interest expense; (iv) depreciation and amortization; (v) acquisition related compensation expenses including retention bonuses and restricted stock. Our method of calculating adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. A reconciliation of net income to adjusted EBITDA appears below.

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(in thousands)

	Thirteen Weeks Ended
	April 29,	April 30,
	2017	2016

Net income	$3,533	$27
Income tax expense	54	47
Other income	(8,850)	(932)
Interest expense	56	173
Operating loss	(5,207)	(685)
Depreciation and amortization	3,223	1,463
Acquisition related compensation expenses*	909	-
Adjusted EBITDA	$(1,075)	$778

* - Net of amortization of intangible assets included in depreciation and amortization.

We use adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present adjusted EBITDA as a supplemental measure because we believe such measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings, net earnings from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

2.	The Company believes that etailz adjusted income from operations, per the segment disclosure, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

Trans World Entertainment is a unique omni-channel retailer coupling a long history of specialty retail experience with digital marketplace expertise. For over 40 years, the Company has operated as a leading specialty retailer of entertainment and pop culture merchandise with stores in the United States and Puerto Rico, primarily under the name FYE for your entertainment and on the web at www.fye.com and www.secondspin.com. The Company also operates etailz, Inc., a leading digital marketplace retailer, operating both domestically and internationally. etailz uses a data driven approach to digital marketplace retailing utilizing proprietary software and ecommerce insight coupled with a direct customer relationship engagement to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions. Trans World Entertainment, which established itself as a public company in 1986, is traded on the Nasdaq National Market under the symbol “TWMC”.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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